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                                                                   Exhibit 10


FOR IMMEDIATE RELEASE

Company Contact:
Suzanne D. Fernandez
Corporate Communications
212-757-3333



                   SUPERIOR TELECOM INC. COMPLETES TENDER OFFER FOR
                               ESSEX INTERNATIONAL INC.

     New York, NY (November 27, 1998) -- Superior TeleCom Inc. (NYSE:SUT) today announced that it had successfully completed its tender offer to purchase up to 22,562,135 shares of Essex International Inc. (NYSE:SXC) for $32.00 per share, representing approximately 81% of the outstanding shares of Essex. The tender offer expired at 12:00 midnight, New York City time, on Wednesday, November 25, 1998.

     Based on a preliminary count, 24,956,426 shares of Essex were tendered, together with in excess of 2,000,000 shares tendered subject to guaranteed delivery procedures. Superior has accepted for purchase 22,562,135 shares on a pro rata basis. The final results of proration are not expected to be announced before December 4, 1998, after the precise number of shares validly tendered has been calculated. Payment for shares accepted for purchase in the tender offer will be made when the final results of proration are determined. The financing for the offer was completed today.

     As previously announced, Superior and Essex are parties to a merger agreement. Superior expects to merge Essex with a subsidiary of Superior during the first quarter of 1999. Following the merger, Essex will be a wholly owned subsidiary of Superior.

     Superior TeleCom Inc. is a leading manufacturer and supplier of telecommunications cable and wire products to telephone companies, distributors and system integrators. It also develops and manufactures voice and data multiplexers and other electronics and signal processing components and systems.

     Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in Superior's most recent annual report and other filings with the Securities and Exchange Commission.